Filed pursuant to Rule 424(b)(5)
Registration No. 333-209106

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 7, 2016)

4,400,000 Shares

MediWound Ltd.

Ordinary Shares

We are offering 4,400,000 of our ordinary shares.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “MDWD.” On September 18, 2017, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $6.05 per share.

We are an "emerging growth company" as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our ordinary shares involves a high degree of risk. Please read "Risk Factors" beginning on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$5.00	$22,000,000
Underwriting discounts and commissions(1)	$0.30	$1,320,000
Proceeds, before expenses, to us	$4.70	$20,680,000

(1)   See "Underwriting" for a description of the compensation payable to the underwriters.

Delivery of the ordinary shares is expected to be made on or about September 21, 2017.  We have granted the underwriters an option for a period of 30 days to purchase up to 660,000 additional ordinary shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $1,518,000 and the total proceeds to us, before expenses, will be $23,782,000.

Cowen	Wells Fargo Securities

Oppenheimer & Co.	SunTrust Robinson Humphrey

Aegis Capital Corp

The date of this prospectus supplement is September 19, 2017

Table of Contents

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, dated March 7, 2016, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date‒for example, a document incorporated by reference in this prospectus supplement‒the statement in the document having the later date modifies or supersedes the earlier statement, as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Where You Can Find More Information” and in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and the offering of the shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “MediWound,” “we,” “our,” “us” and the “Company” in this prospectus, we mean MediWound Ltd., and our consolidated subsidiaries unless otherwise specified.

S - ii

PRESENTATION OF FINANCIAL INFORMATION

We maintain our books and records in U.S. dollars and report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. None of the consolidated financial statements incorporated by reference into this prospectus supplement or the accompanying prospectus were prepared in accordance with generally accepted accounting principles in the United States.

The term “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$,” or “$” refer to the United States dollars, the lawful currency of the United States and the terms “Euros” or “€” refer to Euros, the lawful currency of the Eurozone.

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, contain estimates, projections and other information concerning our industry, our business and the markets for our product candidates, including data regarding total sales of products, the addressable market and patient population , their projected growth rates, the perceptions and preferences of patients and physicians regarding the disease indications that we are pursuing or may pursue, as well as data regarding market research, estimates and forecasts prepared by our senior management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See also “Cautionary Note Regarding Forward-Looking Statements.”

S - iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical facts, this prospectus supplement contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We make forward-looking statements in this prospectus supplement that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature:

•
the timing and conduct of our trials of NexoBrid, EscharEx and our other pipeline product candidates, including statements regarding the timing, protocols, endpoints, trial costs, progress and results of current and future preclinical studies and clinical trials, and our research and development programs;

•	the clinical utility, potential advantages and timing or likelihood of regulatory filings, approvals and reimbursement coverage of NexoBrid, EscharEx and our other pipeline products;

•	our expectations regarding future growth, including our ability to develop new products;

•	our commercialization, marketing and manufacturing capabilities and strategy and our ability to obtain reimbursement, market access and cover regional burn centers and units;

•	our ability to maintain adequate protection of our intellectual property;

•	our plans to develop and commercialize NexoBrid, EscharEx and our other pipeline products;

•	our estimates regarding expenses, future revenues, capital requirements and the need for additional financing;

•	our expectations regarding the continued funding for the development of certain of our clinical studies by the U.S. Biomedical Advanced Research and Development Authority, or BARDA;

•	our expectations regarding BARDA’s procurement of NexoBrid;

•	our estimates regarding the market opportunity for NexoBrid, EscharEx and our other pipeline products;

•	our expectation regarding the duration of our inventory of intermediate drug substances and products;

•	the impact of our research and development expenses as we continue developing product candidates;.

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and

•	the impact of government laws and regulations.

S - iv

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. These statements may also be found in the sections of our annual report on Form 20-F, for the year ended December 31, 2016, filed with the United States Securities and Exchange Commission, or SEC, on February 21, 2017 and  incorporated by reference herein, entitled “ITEM 3.D. Risk Factors,” “ITEM 4. Information on the Company,” “ITEM 5. Operating and Financial Review and Prospects,” “ITEM 10.E. Taxation-United States Federal Income Taxation-Passive Foreign Investment Company Considerations” and elsewhere in that annual report, including the sections entitled “ITEM 4.B. Business Overview” and “ITEM 4.B. Business Overview-Our Focus: Wounds,” which contain information obtained from independent industry sources. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risks discussed in the section entitled “Risk Factors” below and in the section of our annual report on Form 20-F for the year ended December 31, 2016 entitled “ITEM 3.D. Risk Factors” and information contained in other documents filed with the SEC.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations.

S - v

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this summary together with the more detailed information appearing in this prospectus supplement and the accompanying prospectus, including under the section entitled “Risk Factors,” and in the sections entitled “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and the related notes thereto in our other public filings which are incorporated by reference herein, before making an investment in our ordinary shares.

Overview

We are a fully integrated biopharmaceutical company focused on developing, manufacturing and commercializing novel therapeutics to address unmet needs in the fields of severe burns, chronic and other hard-to-heal wounds, connective tissue disorders and other indications. Our first innovative biopharmaceutical product, NexoBrid, received orphan drug status in the United States, European Union and South Korea and has received marketing authorization from the European Medicines Agency, or EMA, and the Israeli and Argentinean Ministries of Health, for the removal of dead or damaged tissue, known as eschar, in adults with deep partial- and full-thickness thermal burns, also referred to as severe burns. We sell NexoBrid in Europe and Israel through our commercial organization, and we launched NexoBrid in Argentina, through a local distributor, in 2016.

We are conducting a U.S. Phase 3 pivotal study (DETECT) for NexoBrid to support a biologics license application, or BLA, submission to the U.S. Food and Drug Administration, or FDA.  The pivotal study is fully funded by the Biomedical Research and Advance Agency, or BARDA. We expect to report top-line data on the primary and secondary endpoints, or the acute phase, in the first half of 2018 and the long-term 12-month and 24-month follow-up data in the first half of 2019 and 2020, respectively.  We intend to submit a BLA to the FDA after completion of the acute phase of the study, with plans to supplement the BLA with the 12-month and 24-month long-term follow-up safety data when available, subject to positive acute phase results from the DETECT study and FDA concurrence in a pre-BLA meeting.

We are also conducting a pediatric Phase 3 study (CIDS) intended to broaden the approved indication of NexoBrid in Europe. We expect to report interim data on this study in the second half of 2020, with final data expected to be reported in the second half of 2021.  In addition, in our meeting with the FDA in April 2017, the FDA recognized the unmet need for safe and effective treatments for pediatric patients and agreed on the importance of including pediatric patients in our program for NexoBrid.  We submitted a pediatric Phase 3 protocol to the FDA in an effort to enroll U.S. pediatric burn patients in our ongoing CIDS Phase 3 study, aiming to utilize the CIDS data to potentially broaden the future indication of NexoBrid in the U.S. to the pediatric population. Our CIDS Phase 3 study is fully funded by BARDA following our most recent contract modification.  See “- Recent Developments.”

Our second innovative product candidate, EscharEx, is a topical biological drug being developed for debridement of chronic and other hard-to-heal wounds.  EscharEx is based on the same proteolytic enzyme technology as NexoBrid, and benefits from existing development data on NexoBrid.  In January 2017, we reported final results from the first cohort of our second Phase 2 study evaluating EscharEx for the debridement of chronic and other hard-to-heal wounds.  In this Phase 2 clinical trial, EscharEx met its primary endpoint demonstrating higher incidence of complete debridement with statistical significance.  After successfully completing the first cohort of the study, which included 73 patients recruited at 15 clinical sites, we initiated treatment in a second cohort of patients to demonstrate safety over extended periods of application. In September 2017, we reported top-line results from the second cohort of the second Phase 2 study, which included 38 patients.  EscharEx met its primary safety endpoint in this cohort, and the overall patient demographics and wound baseline characteristics were comparable across the two arms in the second cohort.  Overall, no material safety concerns were identified after extended periods of application.

Following meetings with the FDA to discuss the pivotal program for EscharEx in chronic and hard-to-heal wounds, we confirmed that incidence of complete debridement would serve as the primary endpoint of the planned Phase 3 pivotal studies, and that wound closure will be measured as a safety outcome to document that EscharEx has no deleterious effect on wound closure. This study design was used in our recently reported EscharEx second Phase 2 study as well as in our ongoing DETECT study.

Upon completion of our second Phase 2 study, and subject to the FDA’s acceptance of our protocol, we intend to initiate two Phase 3 studies for EscharEx: one in patients suffering from diabetic foot ulcers and another in patients suffering from venous leg ulcers.  We expect that each of the studies will be a multicenter, multinational, randomized, controlled, assessor blinded study designed to evaluate the efficacy and safety of EscharEx compared to both Gel Vehicle and the current standard of care.  We currently plan to enroll approximately 350 patients in each study. However, we intend that the protocol for each study will include a prospective blinded interim analysis after recruitment of approximately 200 patients for potential refinement of study sample size.  The primary endpoint for both of these studies is expected to be the incidence of complete debridement of non-viable tissue, and the secondary endpoints are expected to include, among others, the time to complete debridement, wound status and quality of life.  The safety endpoints are expected to document, among others, EscharEx’s non-deleterious effect on wound closure and the incidence of adverse events and any lab abnormalities.  We plan to initiate the Phase 3 program for EscharEx in the first half of 2018.

Recent Developments

In July 2017, we announced that BARDA upsized its awarded contract with us and exercised an option to fund further research and development activities for expanding NexoBrid’s indications.  Under the modified signed contract, BARDA increased its committed funds to support NexoBrid research and development activities by $32 million to $56 million, up from the original $24 million.  BARDA maintains an additional option to further fund $10 million in development activities for other potential NexoBrid indications. The contract also maintains BARDA’s $16 million commitment for procurement of NexoBrid, which is contingent upon the FDA Emergency Use Authorization and/or FDA marketing authorization for NexoBrid, as well as BARDA’s $50 million option for additional procurement of NexoBrid.  As a result of the increased funds to support NexoBrid research and development activities and the exercise of the option to fund further research and development activities for expanding NexoBrid’s indications, the total non-dilutive funding under the BARDA contract is up to $132 million.

We anticipate that BARDA procurement of NexoBrid will be initiated following the completion of the DETECT study acute phase.

Our Corporate Information

We were incorporated under the laws of the State of Israel on January 27, 2000. Our principal executive offices are located at 42 Hayarkon Street, Yavne 8122745, Israel, and our telephone number is +972-77-971-4100. Our website is www.MediWound.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “MediWound” design logo, “MediWound”, “NexoBrid”, “EscharEx” and other trademarks or service marks of MediWound Ltd. appearing in this prospectus are the property of MediWound Ltd. We have several other registered trademarks, service marks and pending applications relating to our products. Although we have omitted the “®” and “™” trademark designations for such marks in this prospectus, all rights to such trademarks are nevertheless reserved. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

THE OFFERING

Ordinary shares we are offering	4,400,000 ordinary shares

Ordinary shares to be outstanding immediately after this offering	26,354,078 ordinary shares

Underwriters’ option to purchase additional ordinary shares	We have granted the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to 660,000 additional ordinary shares.

Use of proceeds
We intend to use the net proceeds from this offering to fund our research and development activities, primarily the clinical development of EscharEx, and the remainder, if any, for working capital and other general corporate purposes.  See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement for a discussion of factors that you should consider carefully before deciding to invest in our ordinary shares.

NASDAQ Global Market symbol	“MDWD”

Unless otherwise stated, the number of ordinary shares to be outstanding after this offering is based on 21,954,078 ordinary shares outstanding as of June 30, 2017, and excludes the following:

•	2,143,926 ordinary shares issuable upon the exercise of share options outstanding as of June 30, 2017, at a weighted average exercise price of $9.69 per share; and

•	663,588 ordinary shares available for issuance under our 2014 Equity Incentive Plan as of June 30, 2017.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•	no exercise by the underwriters of their option to purchase up to 660,000 additional ordinary shares; and

•	no exercise of the outstanding share options described above after June 30, 2017.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below and discussed in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 21, 2017, which is incorporated by reference in this prospectus supplement in its entirety, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before purchasing our ordinary shares. If any of the following risks actually occurs, our business, financial condition, cash flows, and results of operations could be materially adversely affected. In that case, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations.

Risks Relating to This Offering

You may experience future dilution as a result of future equity offerings.

Until such time, if ever, as we can generate substantial revenue from the sale of our products, we expect to finance our cash needs through a combination of equity offerings, debt financings and license and development agreements. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the further sale of equity securities or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our research programs or product candidates or grant licenses on terms that may not be favorable to us.  If we are unable to raise additional funds through equity or debt financings or other arrangements with third parties when needed, we may be required to delay, limit, reduce or terminate clinical development of our pipeline product or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If you purchase our ordinary shares sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares.

The price per share of our ordinary shares being offered may be higher than the net tangible book value per share of our outstanding ordinary shares prior to this offering.  The net tangible book value of our outstanding ordinary shares as of June 30, 2017 was $(0.05) per share. Based on the public offering price of $5.00 per ordinary share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, those purchasing ordinary shares in this offering will incur immediate and substantial dilution of approximately $4.29 per share, representing the difference between the public offering price and our as adjusted net tangible book value as of June 30, 2017.  For a more detailed discussion of the foregoing, see the section entitled “Dilution” below.

We have broad discretion as to the use of the net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds from this offering, together with our existing cash resources, to fund our research and development activities, primarily the clinical development of EscharEx, and the remainder, if any, for working capital and other general corporate purposes.  However, our management will have broad discretion in the application of the net proceeds. We may also use a portion of the net proceeds to in-license, invest in or acquire businesses, technologies, product or assets that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions or in-licenses at this time.  Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.

The significant share ownership position of Clal Biotechnology Industries Ltd. may limit your ability to influence corporate matters.

After giving effect to this offering, based on our shares outstanding as of June 30, 2017, Clal Biotechnology Industries Ltd., or CBI, will beneficially own or control, directly and indirectly, approximately 36% of our issued and outstanding ordinary shares, assuming that CBI or any of its affiliate entities does not purchase any ordinary shares in this offering. Accordingly, CBI is able to significantly influence the outcome of matters required to be submitted to our shareholders for approval, including decisions relating to the election of our board of directors and the outcome of any proposed merger or consolidation of the company. CBI’s interests may not be consistent with those of our other shareholders. In addition, CBI’s significant interest in us may discourage third parties from seeking to acquire control of us, which may adversely affect the market price of our ordinary shares.

Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Our status as a PFIC may also depend on how quickly we use the cash proceeds from this offering in our business. Based on certain estimates of our gross income and gross assets, our intended use of proceeds of this offering, and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2017. There can be no assurance that we will not be considered a PFIC for any taxable year. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. Holders (as defined in “Taxation—U.S. Federal Income Tax Consequences”), and having interest charges apply to distributions by us and the proceeds of share sales. Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares; however, we do not intend to provide the information necessary for U.S. holders to make qualified electing fund elections if we are classified as a PFIC.

EXCHANGE RATE INFORMATION

The U.S. dollar is our functional and reporting currency. A portion of our expenses are denominated in Israeli shekels, accounting for approximately 30%, 28% and 28% of our expenses in the years ended December 31, 2014, 2015 and 2016, respectively. We also have expenses in other non-dollar currencies, in particular the Euro, and for the next few years, we expect that the substantial majority of our revenue, if any, will be denominated in Euros from the sale of NexoBrid in the European Union. A devaluation of the shekel in relation to the U.S. dollar has the effect of reducing the U.S. dollar amount of our expenses or payables that are payable in shekels, unless those expenses or payables are linked to the U.S. dollar. Conversely, any increase in the value of the shekel in relation to the U.S. dollar has the effect of increasing the U.S. dollar value of our unlinked shekel expenses, which would have a negative impact on our profit margins.

Because exchange rates between the U.S. dollar and the shekel (as well as between the U.S. dollar and other currencies) fluctuate continuously, such fluctuations have an impact on our results and period-to-period comparisons of our results. The effects of foreign currency re-measurements are reported in our consolidated financial statements of operations.

The following table presents information about the changes in the exchange rates of the shekel against the U.S. dollar and changes in the exchange rates of the Euro against the U.S. dollar:

	Change in	Exchange Rate
Period	Shekel against the U.S. dollar (%)	Euro against the U.S. dollar (%)
2012	2.3	2.0
2013	7.0	4.5
2014	(12.0)	(11.8)
2015	(0.3)	(10.4)
2016	1.5	(3.4)
2017 (through September 18, 2017)	8.0	13.9

PRICE RANGE OF SHARES

The shares have been listed on the NASDAQ Global Market under the symbol “MDWD” since March 20, 2014. Prior to that date, there was no public trading market for our ordinary shares. The following table sets forth for the periods indicated the high and low sales prices per share as reported on the NASDAQ Global Market:

	Low	High
Annual:
2016	$4.25	$9.28
2015	5.00	10.47
2014 (beginning March 20, 2014)	4.88	18.16
Quarterly:
Third Quarter 2017 (through September 18, 2017)	$5.60	$7.50
Second Quarter 2017	5.70	8.25
First Quarter 2017	4.55	6.80
Fourth Quarter 2016	4.25	7.91
Third Quarter 2016	6.32	8.58
Second Quarter 2016	7.40	8.90
First Quarter 2016	7.37	9.29
Fourth Quarter 2015	7.28	10.47
Third Quarter 2015	6.10	8.22
Second Quarter 2015	5.00	7.50
First Quarter 2015	6.60	9.15
Most Recent Six Months:
September 2017 (through September 18, 2017)	$5.60	$6.70
August 2017	6.00	7.10
July 2017	6.40	7.50
June 2017	6.45	8.25
May 2017	5.70	7.15
April 2017	5.98	7.35
March 2017	5.55	6.80

On September 18, 2017, the last reported sale price of our shares on the NASDAQ Global Market was $6.05 per share.

As of September 18, 2017, there were approximately 9 holders of record of our ordinary shares.  The actual number of shareholders is greater than this number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.  This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $19.8 million, or approximately $22.9 million if the underwriters exercise in full their option to purchase up to 660,000 additional ordinary shares, after deducting underwriting discounts and commissions and estimated offering expenses.

We currently intend to use the net proceeds from this offering to fund our research and development activities, primarily the clinical development of EscharEx, and the remainder, if any, for working capital and other general corporate purposes.  We may also use a portion of the net proceeds to in-license, invest in or acquire businesses, technologies, product or assets that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions or in-licenses at this time.

These expected uses represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We currently anticipate that the net proceeds from this offering, together with our existing cash resources, will be sufficient to enable us to complete our ongoing Phase 3 clinical program for NexoBrid and our planned Phase 3 clinical program for EscharEx. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials and any unforeseen cash needs. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated and actual growth of our business.

Pending the uses described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or deposits.

DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders and we do not intend to pay cash dividends in the foreseeable future. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

See “Risk Factors—Risks Related to an Investment in Our Ordinary Shares—We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future” in our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement, and “Description of Ordinary Shares—Dividend and Liquidation Rights” in the accompanying prospectus, for an explanation concerning the payment of dividends under Israeli law.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of June 30, 2017:

•	on an actual basis; and

•
on an as adjusted basis to give effect to the issuance of 4,400,000 ordinary shares in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2017
	Actual	As Adjusted
	(in thousands, except share data)

Cash and cash equivalents and short-term bank deposits	$20,922	$40,701

Liabilities	$27,676	$27,676

Shareholders’ equity:
Ordinary shares, NIS 0.01 par value: 32,244,508 shares authorized; 21,954,078 shares issued and outstanding (actual); 26,354,078 shares issued and outstanding (as adjusted)	60	73
Share premium	115,646	135,412
Foreign currency translation adjustments	(26)	(26)
Accumulated deficit	(116,036)	(116,036)

Total shareholders’ equity (deficiency)	(356)	19,423

Total capitalization	$27,320	$47,099

The table above excludes:

•	2,143,926 ordinary shares issuable upon the exercise of share options outstanding as of June 30, 2017, at a weighted average exercise price of $9.69 per share; and

•	663,588 ordinary shares available for issuance under our 2014 Equity Incentive Plan as of June 30, 2017.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the as adjusted net tangible book value per share of our ordinary shares after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of ordinary shares outstanding.

As of June 30, 2017, our net tangible book value was $(1.0) million, or $(0.05) per share ordinary share. After giving effect to our issuance and sale of 4,400,000 ordinary shares in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value as of June 30, 2017 would have been $18.7 million, or $0.71 per share. This represents an immediate increase in as adjusted net tangible book value to existing shareholders of $0.76 per share and an immediate dilution to those purchasing ordinary shares in this offering of $4.29 per share.

The following table illustrates this per share dilution to those purchasing ordinary shares in this offering:

Public offering price per ordinary share		$5.00
Net tangible book value per ordinary share as of June 30, 2017	$(0.05)
Increase in net tangible book value per ordinary share as of June 30, 2017 attributable to the offering	0.76
As adjusted net tangible book value per ordinary share as of June 30, 2017 after giving effect to the offering		0.71
Dilution per ordinary share as of June 30, 2017 to those purchasing shares in this offering		$4.29

If the underwriters fully exercise their option to purchase additional shares, the as adjusted net tangible book value as of June 30, 2017 would have been $21.8 million, or $0.81 per share. This represents an immediate increase in as adjusted net tangible book value to existing shareholders of $0.86 per share and an immediate dilution to those purchasing ordinary shares in this offering of $4.19 per share.

The figures above are based on the number of ordinary shares outstanding as of June 30, 2017 and exclude:

•	2,143,926 ordinary shares issuable upon the exercise of share options outstanding as of June 30, 2017, at a weighted average exercise price of $9.69 per share; and

•	663,588 ordinary shares available for issuance under our 2014 Equity Incentive Plan as of June 30, 2017.

To the extent that outstanding options are exercised, those purchasing ordinary shares in this offering will experience further dilution.  In addition, to the extent that we raise additional capital through the sale of equity securities or convertible debt securities, the issuance of these securities could result in further dilution.

TAXATION

The following is a discussion of the material U.S. and Israeli tax consequences relevant to an investment decision by a U.S. Holder, as defined below, with respect to our ordinary shares. It is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Consequences

This section contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Taxation of Our Shareholders

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders.  Generally, a non-Israeli resident (whether an individual or a corporation) who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a recognized stock exchange outside of Israel should be exempt from Israeli capital gains tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if (i) the capital gain arising from such sale, exchange or disposition can be attributable to a permanent establishment of the shareholder maintained in Israel, under certain terms; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding such sale, exchange or disposition subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year. In each case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

In addition, with respect to mergers involving an exchange of shares, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions in which the sellers receive shares in the acquiring entity that are publicly traded on a stock exchange, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of such shares has occurred. In order to benefit from the tax deferral, a pre-ruling from the Israel Tax Authority might be required only with respect to shareholders which cannot demonstrate that they are exempt from tax on their capital gains from such transaction.

Taxation of Non-Israeli Shareholders on Receipt of Dividends.  Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless a relief is provided in a treaty between Israel and the shareholder’s country of residence (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance). With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Dividends paid on publicly traded shares, like our ordinary shares, to non-Israeli residents, although subject to the same tax rates applicable to dividends paid for non-publicly traded shares, are generally subject to Israeli withholding tax at a rate of 25%, so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a lower rate is provided under an applicable tax treaty (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance). However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Benefited Enterprise (and 20% if the dividend is distributed from income attributed to a Preferred Enterprise) (as such terms are defined under the Law for the Encouragement of Capital Investments, 5719-1959), unless a reduced tax rate is provided under an applicable tax treaty (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance). We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. However, for dividends not generated by an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise and paid to a U.S. corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise are subject to withholding tax at the rate of 15% for such a United States corporate shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met.

If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for Untied States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel in respect of such income, provided that (i) such income was not derived from a business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 640,000 for 2017, which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

U.S. Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences of beneficial ownership of the ordinary shares purchased pursuant to this offering and that are held as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the U.S. Internal Revenue Code, or the Code, respectively;

•	certain former citizens or long-term residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	S corporations;

•	holders that acquire ordinary shares as a result of holding or owning our preferred shares;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. Dollar; and

•	holders that own or have owned directly or indirectly or by attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address any U.S. federal tax consequences other than U.S. federal income tax consequences. It does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof, each of which is subject to change (possibly with retroactive effect). Any such change could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service (the “IRS”), will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the trust’s substantial decisions.

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor any entity or arrangement treated as a partnership for United States federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.

Unless otherwise indicated, this discussion assumes that the Company is not, and will not become, a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. See “—Passive Foreign Investment Company Considerations” below.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

U.S. Holders. We do not intend to pay cash dividends in the foreseeable future. However, if any distribution of property is made on our ordinary shares and you are a U.S. Holder, then, subject to the discussion below under “—Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you with respect to our ordinary shares (before reduction for any Israeli taxes withheld therefrom) will generally be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent such distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares and thereafter as either long-term or short-term capital gain depending upon whether your holding period for our ordinary shares exceeds one year as of the time such distribution is received. However, we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, if you are a U.S. Holder, you should expect that the entire amount of any distribution generally will be reported as ordinary dividend income to you. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) if certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Such lower rate of taxation shall not apply if the Company is a PFIC with respect to the U.S. Holder for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. Finally, the dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

If you are a U.S. Holder, dividends paid to you with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Non-U.S. Holders. Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income (or withholding) tax on dividends received by you on your ordinary shares, unless you conduct a trade or business in the United States and such income is effectively connected with that trade or business (or, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Sale, Exchange or Other Disposition of Ordinary Shares

U.S. Holders. Subject to the discussion below under “—Passive Foreign Investment Company Considerations,”  if you are a U.S. Holder, you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in our ordinary shares, and such gain or loss will generally be capital gain or loss. If any Israeli tax is imposed on the sale, exchange or other taxable disposition of our ordinary shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such disposition before deduction of the Israeli tax. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other taxable disposition of our ordinary shares will generally be eligible for a preferential rate of taxation applicable to capital gains if your holding period for such ordinary shares exceeds one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.

Any gain or loss that a U.S. Holder recognizes on the sale, exchange or other taxable disposition of our ordinary shares generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. Because you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributed to foreign source income in the same category, you may be unable to claim a foreign tax credit with respect to Israeli tax, if any, imposed on any such U.S.-source gain. In addition, if you are eligible for the benefit of the income tax convention between the United States and the State of Israel and pay Israeli tax is in excess of the amount applicable to you under such convention or if the Israeli tax paid is refundable, you will not be able to claim any foreign tax credit with respect to such Israeli tax. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.

Non-U.S. Holders. Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such ordinary shares unless:

•
such gain is effectively connected with your conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that such holder maintains in the United States); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC for any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•
at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC for any year with respect to which a U.S. Holder owns our ordinary shares, then, in the absence of any special elections, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

Based on certain estimates of our gross income and gross assets, our intended use of the proceeds of this offering and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2017. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2017 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in those years. In addition, our status as a PFIC may depend on how quickly we utilize the cash proceeds from this offering in our business. There can be no assurance that we will not be considered a PFIC for any taxable year.

If we are considered a PFIC for any taxable year, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (b) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax, at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest change discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.” Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares.

If a U.S. Holder makes the mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year for which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares, are traded on a qualified exchange on at least 15 days during each calendar quarter. The NASDAQ Global Market is a qualified exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any of the Company’s subsidiaries that are treated as PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net-investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States or by a United States payor or United States middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s United States federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals (and certain entities) are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership, and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares in your particular situation.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated September 19, 2017, between us and Cowen and Company, LLC and Wells Fargo Securities, LLC, as the representatives of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the respective number of ordinary shares shown opposite its name below:

Underwriter	Number of Ordinary Shares
Cowen and Company, LLC	2,200,000
Wells Fargo Securities, LLC	1,320,000
Oppenheimer & Co. Inc.	396,000
SunTrust Robinson Humphrey, Inc.	396,000
Aegis Capital Corp.	88,000
Total	4,400,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel.  The underwriting agreement provides that the underwriters will purchase all of the ordinary shares if any of them are purchased.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.  We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in our ordinary shares as permitted by applicable laws and regulations.  However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion.  Accordingly, no assurance can be given as to the liquidity of the trading market for our ordinary shares, that you will be able to sell any of our ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.18 per ordinary share. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives.  No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering.  Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	Per Ordinary Share		Total
	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares

Public offering price	$5.00	$5.00	$22,000,000	$25,300,000
Underwriting discounts and commissions paid by us	0.30	0.30	1,320,000	1,518,000
Proceeds to us, before expenses	4.70	4.70	20,680,000	23,782,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $901,200.  We have also agreed to reimburse the underwriters for certain of their expenses incurred in connection with the review by the Financial Industry Regulatory Authority, Inc., or FINRA, of the terms of this offering, including the fees of the underwriters’ legal counsel, in an amount not to exceed $20,000.  In accordance with FINRA Rule 5110, the reimbursed expenses are deemed underwriting compensation for this offering.

The expenses set forth above include commissions of approximately $332,400 payable by us to Rosario Underwriting Services (A.S.) Ltd., an Israeli broker-dealer, for services it is providing to us in connection with this offering, including identifying potential investors in Israel.  Rosario Underwriting Services (A.S.) Ltd. is not a U.S. registered broker-dealer. All sales of our ordinary shares in the United States will be made by U.S. registered broker-dealers. Rosario Underwriting Services (A.S.) Ltd. may be deemed to be an underwriter as a result of its activities in connection with this offering.  The commissions payable to Rosario Underwriting Services (A.S.) Ltd. may be deemed to be underwriting compensation in connection with the offering. The total underwriting compensation for the offering will not exceed 8.0% of the gross proceeds of the offering.

Listing

Our ordinary shares are listed on The NASDAQ Global Market under the trading symbol “MDWD.”

Stamp Taxes

If you purchase ordinary shares offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 660,000 ordinary shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.  If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ordinary shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.  This option may be exercised only if the underwriters sell more ordinary shares than the total number set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

We, our officers, directors and certain holders of our outstanding ordinary shares have agreed, subject to specified exceptions, not to:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exchangeable or exercisable for any ordinary shares,

•	enter into a transaction which would have the same effect,

•
enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such aforementioned transaction is to be settled by delivery of our ordinary shares or such other securities, in cash or otherwise,

•	publicly disclose an intention to do any of the foregoing, or

•	make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exchangeable or exercisable for ordinary shares,

for a period of 90 days after the date of this prospectus supplement without the prior written consent of the representatives.

The foregoing restriction shall not apply to transactions relating to ordinary shares purchased in open market transactions, provided that no public announcement or filing by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with a subsequent sale or other disposition of such ordinary shares.

This restriction terminates after the date 90 days after the date of this prospectus supplement.

There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ordinary shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering.  These activities may have the effect of stabilizing or maintaining the market price of our ordinary shares at a level above that which might otherwise prevail in the open market.  Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional of our ordinary shares in this offering.  The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing our ordinary shares in the open market.  In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

“Naked” short sales are sales in excess of the option to purchase additional ordinary shares.  The underwriters must close out any naked short position by purchasing ordinary shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our ordinary shares.  A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.  Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares.  As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.  A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares.  The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our ordinary shares on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution.  A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates.  In those cases, prospective investors may view offering terms online and may be allowed to place orders online.  The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders.  Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.  Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates.   If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies.  The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby.  Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby.  The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the EU Prospectus Directive (as defined below) that are also (A) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, or (B) high net worth entities falling within Article 49(2)(a) to (d) of the Order and (iii) other persons to whom it may lawfully be communicated (all such persons together being referred to as “relevant persons”).  This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.  Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the EU Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the EU Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), as permitted under the EU Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement.  Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on our behalf or on behalf of the underwriters.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or CO, or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person (as defined under Section 275(2) of the SFA) or any person pursuant to Section 275(1A) of the SFA in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is: (a) a corporation (which is not an accredited investor (as defined under Section 4A of the SFA)) whose sole business is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that corporation or trust shall not be transferable for six months after that corporation or trust has acquired the shares under Section 275. However, such restriction shall not apply: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined under Section 275(2) of the SFA) or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; and (3) by operation of law.

Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a of the CO or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing relating to the ordinary shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to this offering, us or our ordinary shares has been or will be filed with or approved by any Swiss regulatory authority.  In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA.  The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

France

Neither this prospectus supplement nor any other offering material relating to the ordinary shares described in this prospectus supplement has been or will be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ordinary shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2, I or L.411-2, I bis of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

EXCHANGE CONTROLS

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

EXPENSES OF THE OFFERING

The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, all of which will be paid by us.

SEC registration fee	$21,017	*
FINRA filing fee	31,805	*
Legal fees and expenses	340,000
Accounting fees and expenses	130,000
Printing fees	25,000
Commission to Rosario Underwriting Services (A.S.) Ltd.	332,400
Miscellaneous	20,978
Total	$901,200

*Previously paid.

LEGAL MATTERS

The validity of the ordinary shares and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Latham & Watkins LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gornitzky & Co., Tel Aviv, Israel, with respect to Israeli law, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, with respect to U.S. law.

EXPERTS

The consolidated financial statements of MediWound Ltd. incorporated by reference in this prospectus supplement by reference to MediWound Ltd.’s annual report on Form 20-F for the year ended December 31, 2016 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are subject to the periodic reporting and other informational requirements of  the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We maintain a corporate website at www.MediWound.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement and the accompanying prospectus about the registration statement are summaries and each statement is qualified in all respects by reference to the registration statement. You should refer to the registration statement for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation By Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, and subsequent information that is incorporated by reference herein will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 21, 2017 (File No. 001-36349).

•
Our Forms 6-K filed with the SEC on May 8, 2017 (including the information contained in Exhibits 99.1 and 99.2, but excluding quotes of senior management), May 18, 2017 (including the information contained in Exhibit 99.1, but excluding quotes of senior management), June 22, 2017, July 19, 2017 (including the information contained in Exhibit 99.1, but excluding quotes of senior management), August 3, 2017, (including the information contained in Exhibits 99.1 and 99.2, but excluding quotes of senior management), September 1, 2017 (including the information contained in Exhibit 99.1, but excluding quotes of senior management) and September 19,2017 (File No. 001-36349).

•
The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-36349), filed with the SEC under Section 8(a) of the Exchange Act, on March 12, 2014, including any amendments or reports filed with the SEC for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if such reports on Form 6-K expressly state that they are incorporated by reference into the registration statement on Form F-3 (Registration No. 333-209106)) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

MediWound Ltd.
42 Hayarkon Street
Yavne, 8122745 Israel
+972-77-971-4100
Attention:  Investor Relations

PROSPECTUS

$125,000,000 of Ordinary Shares, Warrants
and/or Debt Securities Offered by the Company
and
Up to 11,640,827 Ordinary Shares Offered by Selling Shareholders

MediWound Ltd.

We may offer from time to time in one or more series or issuances ordinary shares, warrants to purchase ordinary shares and/or debt securities consisting of debentures, notes or other evidences of indebtedness. We refer to the ordinary shares, warrants and debt securities collectively as “securities” in this prospectus.

In addition, the selling shareholders may offer up to 11,640,827 ordinary shares. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

Each time we or a selling shareholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer the securities and selling shareholders may, from time to time, offer the ordinary shares through public or private transactions, directly or through underwriters, agents or dealers, on or off the NASDAQ Stock Market at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ordinary shares are traded on the NASDAQ Global Market under the symbol “MDWD.” The closing price of our ordinary shares, as reported on the NASDAQ Global Market on January 22, 2016 was $7.46.

Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3 of our most recent annual report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and in any applicable supplement to this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 The date of this prospectus is March 7, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus and the selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell our ordinary shares under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $125 million. The selling shareholders may sell up to 11,640,827 ordinary shares in one or more offerings. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, if required. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

MEDIWOUND LTD.

Overview

We are a fully integrated biopharmaceutical company focused on developing, manufacturing and commercializing novel therapeutics products to address unmet needs in the fields of severe burns, chronic and other hard-to-heal wounds, connective tissue disorders and other indications. Our innovative biopharmaceutical product, NexoBrid, received marketing authorization from the EMA and the Israeli and Argentinean Ministries of Health for removal of dead or damaged tissue, known as eschar, in adults with deep partial- and full-thickness thermal burns, also referred to as severe burns. NexoBrid, which is based on our patented proteolytic enzyme technology, represents a new paradigm in burn care management and our clinical trials have demonstrated, with statistical significance, its ability to non-surgically and rapidly remove the eschar earlier relative to the existing standard of care upon patient admission, without harming viable tissues. We have launched NexoBrid in Europe and Israel and plan to launch NexoBrid in Argentina, through our local distributor, during the first half of 2016. In addition, we are currently developing additional product candidates, such as EscharEx and MWPC003, for other indications based on the same patented proteolytic enzyme technology that underlies NexoBrid.

Corporate Information

We are incorporated under the laws of the State of Israel. Our principal executive offices are located at 42 Hayarkon Street, Yavne 8122745, Israel, and our telephone number is +972 (77) 971-4100. Our website address is www.MediWound.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed under the caption “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2015 and in any other filings we make with the SEC subsequent to the date of this prospectus which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of ordinary shares, warrants to purchase ordinary shares and/or debt securities as shall have a maximum aggregate offering price of $125 million. The actual price per share or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“the “Exchange Act”) and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, level of activity, performance or achievements to differ materially from any future results, level of activity, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including financial expenses related to the issuance and revaluation of warrants to purchase convertible preferred shares and financial expenses related to convertible loans) and that portion of rental expense deemed representative of interest.

	As of December 31,
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	0	0	0	0	0

For the purpose of these computations, earnings (losses) have been calculated as the sum in thousands of loss before income taxes plus fixed charges. Fixed charges for the years ended December 31, 2011, 2012, 2014 and 2015 consist of 0.

	Year ended December 31,
	2011	2012	2013	2014	2015
Earnings (losses):	$(4,819)	$11,985	$(8,501)	$(18,875)	$(21,671)
Fixed charges:	0	0	(1,669)	0	0
Total fixed charges
Net loss plus fixed charges	$(4,819)	$11,985	$(10,170)	$(18,875)	$(21,671)
Ratio of earnings to fixed charges	0	0	0	0	0

As of the date of this prospectus, we have no preferred shares outstanding and have not declared or paid any dividends on preferred shares for the periods set forth above.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of a foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares began trading publicly on the NASDAQ Global Market on March 20, 2014 under the symbol “MDWD.” You should carefully review the high and low prices of our ordinary shares for the months, quarters and years indicated under the heading “Item 9. The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for general corporate purposes, which may include continued product development and commercialization. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings.

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders, who will be named in a prospectus supplement, may offer and sell from time to time pursuant to this prospectus, an aggregate of up to 11,640,827 of our ordinary shares. All of these shares were acquired before our initial public offering (“IPO”) in March 2014.

The selling shareholders are expected to consist of those shareholders who have the right to include their securities in a registration or offering effected by us under the terms of our Registration Rights Agreement dated March 25, 2014 (the “Registration Rights Agreement”).

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of any securities offered by such prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, ordinary shares, warrants and debt securities comprising any combination of these securities. The total dollar amount of all securities that we may issue under this prospectus will not exceed $125 million.

DESCRIPTION OF ORDINARY SHARES

A description of our ordinary shares can be found under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A as filed with the SEC on March 12, 2014 and incorporated by reference herein.

The following description of our share capital and provisions of articles of association and the Companies Law, 5759-1999, or the Israeli Companies Law, are summaries and do not purport to be complete.

General

Our authorized share capital consists of 32,244,508 ordinary shares, par value NIS 0.01 per share, of which 21,850,300 shares are issued and outstanding as of January 22, 2016.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Our registration number with the Israeli Registrar of Companies is 51-289494-0. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a meeting of shareholders have the power to elect all of our directors, subject to special approval requirements for external directors.

Under our articles of association, our board of directors must consist of at least five and not more than nine directors, including at least two external directors required to be appointed under the Israeli Companies Law. At any time the minimum number of directors (other than the external directors) shall not fall below three.

Pursuant to our articles of association, each of our directors, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, will be elected by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Israeli Companies Law. In addition, our articles of association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve until the next annual general meeting of shareholders. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 21 days prior to the date of the meeting and in certain circumstances, between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;

•	appointment or termination of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and under our articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our articles of association, holders of our ordinary shares are entitled to one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As permitted under the Israeli Companies Law and the NASDAQ Listing Rules, due to our status as a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) approval of certain compensation-related matters requires the approval of special majorities by shareholders. Under our articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Further exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Israeli Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Registration Rights

We have entered into the Registration Rights Agreement with certain of our shareholders. Pursuant to the Registration Rights Agreement, holders of a total of 11,640,827of our ordinary shares have the right to require us to register these shares under the Securities Act under specified circumstances and will have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Demand Registration Rights

At any time, the holders of a majority of the registrable securities (as defined in the Registration Rights Agreement) then outstanding may request that we file a registration statement with respect to a majority of the registrable securities then outstanding (or a lesser percentage if the anticipated aggregate offering price, net of selling expenses, exceeds $5.0 million). Upon receipt of such registration request, we are obligated to file a registration statement. Currently, as we are eligible under applicable securities laws to file a registration statement on Form F-3, we may be required to effect up to two such registrations within any 12-month period.

We will not be obligated to file a registration statement at such time if in the good faith judgment of our board of directors, such registration would be materially detrimental to the company and its shareholders, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us; (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential; or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act. In addition, we have the right not to effect or take any action to effect a registration statement during the period that is 60 days (or 30 days in the case of a registration statement on Form F-3) before the date of filing our registration statement (as estimated by us in good faith), and ending on a date that is 180 days (or 90 days in the case of a registration statement on Form F-3) after the date of such filing.

Piggyback Registration Rights

In addition, if we register any of our ordinary shares in connection with the public offering of such securities solely for cash, the holders of all registrable securities are entitled to at least 10 days’ notice of the registration and to include all or a portion of their registrable securities in the registration. If the public offering that we are effecting is underwritten, the right of any shareholder to include shares in the registration related thereto is conditioned upon the shareholder accepting the terms of the underwriting as agreed between us and the underwriters and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of our offering.

Other Provisions

We will pay all registration expenses (other than underwriting discounts and selling commissions) and the reasonable fees and expenses of a single counsel for the selling shareholders, related to any demand or piggyback registration. The demand and piggyback registration rights described above will expire five years after our IPO.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company's issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company's issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company's outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party's board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party's shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company's own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to a special majority approval at a general meeting of shareholders, pursuant to which either of the following conditions must be met:

•
at least a majority of the shares held by all shareholders who do not have a personal interest in the approval of the merger and who are present and voting at the meeting are voted in favor of the merger, excluding abstentions; or

•	the shares voted against the merger by shareholders who have no personal interest in the merger and who are present and voting at the meeting do not exceed 2% of the voting rights in the company.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of December 31, 2015, no preferred shares are authorized under our articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law.

Borrowing Powers

Pursuant to the Israeli Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

As of December 31, 2015, we had 21,850,300 ordinary shares outstanding. As of December 31, 2015, no preferred shares are authorized under our articles of association. In the future, we may seek to increase the number of ordinary shares authorized under our articles of association in order to offer shares pursuant to the registration statement of which this prospectus forms a part, to the extent such an offering would exceed the maximum share capital currently authorized. The authorization of such an increase will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. Such prior shareholder approval and the subsequent effectiveness of the amendment will be conditions to the issuance of ordinary shares offered pursuant to the registration statement of which this prospectus forms a part, to the extent such an offering would exceed the maximum share capital currently authorized. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above under “—Voting Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, New York, New York.

Listing

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “MDWD.”

Share History

The following is a summary of the history of our share capital for the last three years.

Ordinary Share Issuances

Stock Options. Since January 1, 2013, we have issued 9,036,997 ordinary shares upon the exercise of stock options, at a weighted average exercise price equal to $9.50 per share (the number of ordinary shares and exercises price have been adjusted to reflect the 3.8-for-1 share split that was effected prior to consummation of our initial public offering by means of a share dividend of 2.8 ordinary shares for each ordinary share then outstanding, which we refer to as the share split).

Warrants. Since January 1, 2013, we have issued 336,158 ordinary shares upon the exercise of warrants, at a weighted average exercise price equal to $9.58 per share (the number of ordinary shares and exercises price have been adjusted to reflect the share split).

March 2014 Initial Public Offering. In March 2014, we closed our IPO of ordinary shares in the United States. The offering commenced on March 19, 2014 and was closed on March 25, 2014. Credit Suisse Securities (USA) LLC and Jeffries LLC acted as joint book-running managers for the offering, and BMO Capital Markets Corp. and Oppenheimer & Co. Inc. acted as co-managers. We issued and sold a total of 5,750,000 ordinary shares at a price per share of $14.00 with aggregate gross proceeds of approximately $80.5 million. Under the terms of the offering, we incurred aggregate underwriting discounts of approximately $5.6 million and expenses of approximately $3.2 million in connection with the offering, resulting in net proceeds to us of approximately $71.7 million. The offering was conducted pursuant to our registration statement on Form F-1 (File No. 333-193856).

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the price at which, and the currency or currencies in which, the securities upon exercise of such warrants may be purchased;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, any material Israeli and U.S. federal income tax considerations;

•	the anti-dilution provisions of such warrants, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement. The debt securities will be issued under an indenture between us and a trustee identified in the applicable prospectus supplement, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture will govern your rights as a holder of debt securities. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to MediWound Ltd.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement, including any applicable pricing supplement, will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) and/or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any events of default;

•	the terms and conditions, if any, for conversion into or exchange for our ordinary shares;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations that apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling shareholders may sell the securities included in this prospectus from time to time in one or more transactions, including without limitation:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or  prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain jurisdictions, if applicable, the securities sold under this prospectus may only be sold through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on NASDAQ or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or the selling shareholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange, if the securities are listed on that exchange, or in the over-the-counter market or otherwise.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we or the selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, we or the selling shareholders will do so pursuant to the terms of a distribution agreement between us or the selling shareholders and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we or the selling shareholders will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or the selling shareholders may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or the selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us or the selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any re-sales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we or the selling shareholders may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us or the selling shareholders under these arrangements to close out any related open borrowings of securities.

We or the selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or the selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

EXPENSES ASSOCIATED WITH THE REGISTRATION

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee		$21,017
FINRA filing fee		$31,805
Legal fees and expenses		*
Accountants’ fees and expenses		*
Printing fees		*
Miscellaneous		*
TOTAL	$

* To be provided by a prospectus supplement or a report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain other matters with respect to U.S. and New York law and the validity of the offered debt securities under New York law will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements of MediWound Ltd. incorporated by reference in this prospectus by reference to MediWound Ltd.’s annual report on Form 20-F for the year ended December 31, 2015 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited, an independent registered public accounting firm, as set forth in their report therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You may read and copy the registration statement, including the related exhibits and schedules, as well as any document we file with the SEC without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a corporate website at www.MediWound.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2015; and

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on March 12, 2014, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

MediWound Ltd.
c/o Lippert/Heilshorn & Associates Inc.
800 Third Avenue, 17th Floor
New York, New York 10022
Attn: Anne Marie Fields
Email: AFields@lhai.com
Tel: (212) 838-3777

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

4,400,000 Shares

Ordinary Shares

PROSPECTUS SUPPLEMENT

Cowen
Wells Fargo Securities

Oppenheimer & Co.
SunTrust Robinson Humphrey
Aegis Capital Corp

September 19, 2017